EXHIBIT 99.1
                                                 For Immediate Release
                                                Contact:  James Illson
                                Senior Vice President, Finance and CFO
                                                        (310) 615-1295

                                                         Karen Tallman
                                       Vice President, General Counsel
                                                        (310) 615-1235

                                   Financial Media/Investor Relations:
                              Charles B. Freedman, Assistant Treasurer
                                                        (310) 615-1376
                                                           Rivian Bell
                                                        (310) 615-6812
                                                        (310) 615-6868
                                        (800) 686-1910 (24-hour pager)

               Merisel Noteholders Extend Agreement to Sept. 18
              Continue Discussions To Improve Debt Restructuring

     Stonington Submits Amended Proposal

     El Segundo, Calif. (Sept. 2, 1997) -- Merisel, Inc. (NASDAQ:MSEL) confirmed today that the Ad Hoc Noteholders' Committee representing holders of the company's 12.5% Senior Notes has extended its agreement with the company until Sept. 18, 1997, which coincides with the date on which Merisel rescheduled its special stockholder meeting to consider the original noteholder agreement. The company also reported that discussions with noteholders are continuing with respect to improving stockholder consideration under the debt restructuring proposal, but no agreement has been reached. A supplement detailing these recent developments will be mailed to stockholders soon.

     Separately, Merisel disclosed that it received a newly amended proposal from Stonington Partners, Inc. on Aug. 29, 1997. The amended Stonington proposal is made subject to the termination of the noteholder debt restructuring agreement either with the noteholders consent or by a negative stockholder vote.

     Under its amended proposal, Stonington would loan $152 million to the company in the form of a convertible debt instrument to refinance existing operating company debt. The funds would be exchanged for 10,000,000 shares of common stock at $15.20 per share after giving effect to a one-for-five reverse split. These shares would represent approximately 62.5 percent of the then outstanding shares of stock. Stonington's amended proposal, which was filed today as part of a form 8-K, also eliminated certain payments which had been offered previously as incentives to noteholders to terminate their agreement.

     In connection with the receipt of the noteholder extension, the company formally extended its exchange offer to 5:00 p.m., New York City time, on Sept. 18, 1997. As of the close of business on Aug. 29, 1997, the depositary and voting agent for the 12.5% Senior Notes reported that $13,158,000 of the notes had been tendered pursuant to the offer to exchange such notes for common stock in the company. The tendered notes represent 10.5 percent of the $125 million principal amount of notes outstanding.

     Merisel, Inc. (NASDAQ:MSEL) is a leader in the distribution of computer hardware and software products and reported 1996 sales of $3.44 billion from its North American operations. Merisel distributes a full line of 25,000 products and services from the industry's leading manufacturers to more than 45,000 resellers throughout North America. In addition, the company provides a full range of customized, value-added services. Merisel also offers dedicated support to high-end resellers through the Merisel Open Computing Alliance (MOCA(TM)), which is dedicated to Sun Microsystems and related third-party products. @Merisel, the company's corporate home page, is located at http://www.merisel.com. Additional information can be obtained by fax at (310) 615-6811.